Exhibit 99.1

Nutrition 21 Reports Fiscal Fourth-Quarter
And Full-Year 2006 Results

Company Focused on Commercialization in Fiscal 2007

PURCHASE, N.Y., September 11, 2006 - Nutrition 21, Inc. (NASDAQ: NXXI), the leading developer and marketer of chromium-based nutritional supplements, today announced financial results for the fourth quarter and fiscal year ended June 30, 2006.

Revenues for the fourth quarter were $2.5 million, compared to $1.9 million for the comparable period a year ago. Net loss for the fourth quarter of fiscal year ended June 30, 2006 was $3.7 million or $(0.09) loss per diluted share compared to a $3.7 million or $(0.10) loss per diluted share in the 2005 period. For the fiscal year ended June 30, 2006, Nutrition 21 reported total revenues of $10.7 million compared to $10.7 million in fiscal year 2005. Net loss for fiscal year 2006 was $10.3 million or ($0.26) loss per diluted share, compared to a net loss of $7.0 million or ($0.19) loss per diluted share for the prior fiscal year.

Paul Intlekofer, President and CEO of the Company, commented, “Total revenues for the fiscal year were flat. More than 90% of our 4th quarter revenues came from ingredient sales and only a small portion reflects our recent retail sales efforts. We expect strong improvement in our revenues in fiscal 2007 once our products now on the shelf receive full advertising support. We also expect a significant contribution from our acquisition of Iceland Health.

“Calendar 2006 marked the beginning of our transition from serving as an ingredients supplier to being primarily a supplier of proprietary finished goods. After spending several years focused on research and development, in early 2006 we hired a seasoned and talented retail sales and marketing staff focused on commercialization. Our first priority was to secure national distribution for the first branded chromium picolinate product, Chromax®. By the end of June, Chromax was on the shelf at Wal-Mart, Rite Aid, Albertsons, CVS/pharmacy, Kroger and Harmon. By the end of August, Chromax was also on the shelf at Walgreens, Duane Reade and USA Drug.

“To more fully leverage our patents covering all the known uses for supplementing with chromium picolinate, we are preparing to manufacture and distribute finished private label chromium picolinate for major food, drug and mass retailers. We expect to begin to ship by the end of this month.

“With full distribution at over 90% of food, drug and mass retailers and a fully integrated marketing and advertising campaign beginning in September that will include radio, advertorials, public relations and future TV spots, we are positioned to build a leading brand and enjoy a greater revenue share in a very attractive mineral category. There are tens of millions of aging baby boomers afflicted with obesity who are concerned about their blood sugar and cholesterol levels and their risk for developing heart disease and type-2 diabetes. As a natural solution for managing insulin, Chromax can become an everyday product similar to calcium. In the US alone, calcium accounts for $1 billion in retail stand-alone sales.

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“Our second priority during the first half of 2006 was to secure distribution for Diachrome® in the diabetes care products section at major drug stores and to conduct several test marketing campaigns. Diachrome is now on the shelf nationally at CVS/pharmacy and by the end of October we expect to be on the shelf at Walgreens and Duane Reade. We are planning an innovative marketing program beginning in the 2nd quarter that will increase when our recent 447-subject clinical study publishes, which is expected this winter. We believe Diachrome will become an essential tool for the healthcare professionals dealing with the growing epidemic of type 2 diabetes.

“On August 25, 2006, we made a strategic acquisition of Iceland Health which has developed a leading brand position in the omega-3 market, the fastest growing category in the supplement industry. Iceland Health has marketed its products through direct response channels, including TV infomercials, print, radio, direct mail and internet e-commerce. We plan to build Iceland Health’s market share through retail sales and in turn use Iceland Health’s expertise to support Chromax with TV advertising and other direct marketing.

“We made tremendous strides this past year in reshaping the Company’s business model to best capitalize on our core assets and add new assets and capabilities. We are positioned to become a formidable consumer health products company offering clinically substantiated products that are proprietary or produced by proprietary processes that address significant and growing age-related healthcare concerns including insulin resistance, obesity, diabetes, cardiovascular disease, depression and joint health,” concluded Intlekofer.

About Nutrition 21
Nutrition 21 is a nutritional bioscience company and the maker of chromium-based supplements with health benefits substantiated by clinical research. The company markets Chromax® chromium picolinate, http://www.chromax.com/, which is the most-studied form of the essential mineral chromium. Chromax, a supplement for healthy and pre-diabetic people that promotes insulin health and helps improve blood sugar metabolism, cardiovascular disease, control carbohydrate cravings and fight weight gain, is now available through food, drug and mass retailers nationwide. Nutrition 21 also developed and markets Diachrome®, http://www.diachrome.com/ , a proprietary, non-prescription, insulin sensitizer for people with type 2 diabetes. It is available in select drug retailers nationwide. Nutrition 21 holds 36 patents for nutrition products and uses, 27 of which are for chromium compounds and their uses. The Company is the exclusive importer of Icelandic fish oils, including omega-3 fatty acids, that are manufactured to pharmaceutical standards utilizing a patented distillation process and sold under the Iceland Health® brand, http://www.icelandhealth.info. More information is available at http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words “believe,” “expect,” “anticipate” and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the Company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the Company's filings with the Securities and Exchange Commission, including its Form 10-K for the year ended June 30, 2005 and subsequent reports on Form 10-Q. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the Company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT:  Maryrose Lombardo, 914-701-4525

(See attached tables.)

NUTRITION 21, INC.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	June 30,
ASSETS	2006	2005

Current assets:
Cash, cash equivalents and short term investments	$13,914	$8,675
Cash restricted for appeal	-------	1,225
Accounts receivable, net	2,600	779
Other receivables, net	205	279
Inventories, net	963	582
Other current assets	392	390
Total current assets	18,074	11,930

Property and equipment, net	116	249
Patents, trademarks, and other intangibles, net	5,375	7,013
Other assets	291	488

Total Assets	$23,856	$19,680

LIABILITIES, AND STOCKHOLDERS’ EQUITY

Accounts payable and accrued expenses	4,906	3,929
6% Series I Convertible preferred stock subject to mandatory redemption	4,410	5,324

Total Liabilities	9,316	9,253

Stockholders’ Equity	14,540	10,427

Total Liabilities, and Stockholders’ Equity	$23,856	$19,680

NUTRITION 21, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Year ended June 30,
	2006	2005

Net sales	$10,298	$9,462
Other revenues	366	1,249

Total Revenues	10,664	10,711

Costs and Expenses

Cost of Revenues	2,722	2,469

Selling, General and Administrative	11,848	9,885

Research and Development	1,546	2,696

Depreciation and Amortization	2,235	2,280

Operating loss	(7,687)	(6,619)

Interest income (expense), net	(2,618)	(406)

Loss before income taxes	(10,305)	(7.025)

Income taxes	12	19

Net loss	$(10,317)	$(7,044)

Basic and diluted loss per share	$(0.26)	(0.19)

Weighted average number of common shares outstanding - basic and diluted	40,263	38,041

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